Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Nautilus Biotechnology, Inc. of our report dated March 26, 2021 relating to the financial statements of Nautilus Biotechnology, Inc., which appears in Nautilus Biotechnology, Inc.’s final prospectus filed pursuant to Rule 424(b) on August 6, 2021, in connection with the Registration Statement on Form S-1 (File No. 333-258100), as amended. We also consent to the reference to us under the heading “Experts” in this Registration Statement.
/s/ PricewaterhouseCoopers LLP
Seattle, Washington
August 10, 2021